Exhibit 16

May 29, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Landmark Land Company, Inc.’s, Form 8-K/A dated May 13, 2003. We agree with the information in Item 4, Paragraph 1 as it pertains to our resignation as the Company’s independent accountants, and with the information Paragraph 2.

Very truly yours,

/s/ Moss Adams LLP
Santa Rosa, California

SLW/bmm